[GRAPHIC OMMITTED]                                              EXHIBIT 99
                                                                ----------
NATIONAL PENN
BANCSHARES, INC.                                                PRESS RELEASE



         Immediate

         Investor contact:
         Gary L. Rhoads - (610) 369-6341

         Media contact:
         Catharine S. Bower - (610) 369-6618
         Csbower@natpennbank.com

               NATIONAL PENN BANCSHARES, INC. DECLARES STOCK SPLIT


         Boyertown, PA, August 25, 2004-- The Board of Directors of National Penn Bancshares, Inc., citing the company's continued strong financial performance, today declared a five-for-four split of its common stock. The five-for-four split will be paid September 30, 2004, to shareholders of record on September 10, 2004. Accordingly, the company's cash dividend will be adjusted so that the cash dividend earned on five shares will be the same amount as previously earned on four shares, until any future action on the cash dividend is taken by the Board of Directors. National Penn Bancshares, Inc. has approximately 27.5 million common shares outstanding as of August 25, 2004.

         In making the announcement, Chairman and Chief Executive Officer Wayne
R. Weidner noted that the company has declared either a stock split or stock dividend each year for the past 27 years. "It is our continued financial success that has made National Penn Bancshares, Inc., one of `America's Finest Companies' as reported by The Staton Institute," said Weidner.

National Penn Bancshares, Inc. is a $4.2 billion bank holding company operating 73 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService, HomeTowne Heritage, and The Peoples Bank of Oxford Divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. Trust and investment management services are provided through Investors Trust Company and FirstService Capital; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through National



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Penn Mortgage  Company;  insurance  services are provided  through  FirstService
Insurance Agency, Inc.; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is
traded  on  the  Nasdaq  Stock  Market  under  the  symbol  "NPBC."   Additional
information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in NPBC's reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. NPBC cautions you not to place undue reliance on these statements. NPBC undertakes no obligation to publicly release or update any of these statements.


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